EXHIBIT 99.1

February 17, 2011

Ginetto (Gino) Addiego, PhD

Dear Gino,

Ultra Clean Holdings, Inc. (or the “Company”) is pleased to offer you the regular, full time position of President and Chief Operating Officer, reporting to our Chief Executive Officer. Your start date will be determined once you accept our offer.  This position will be at our corporate offices currently located in Hayward, California.  If you accept our offer of employment, your compensation during your employment will be as follows:

Base Salary.  You will be paid at the annual base rate of $380,000, payable bi-weekly in accordance with our regular payroll practices and in accordance with all applicable state and federal laws.

Management Bonus.  You will be eligible for the management bonus plan which includes an initial target payout of 75% of your base salary on an annualized basis. The payout will be based upon performance factors determined by the Board of Directors.  In your first year of employment this bonus will be pro-rated based on your start date.

Restricted Stock Units.  You will be eligible for an award of 240,000 restricted stock units of Ultra Clean Holdings, Inc. (the “Initial RSU Award”), with 1/3 of the award vesting upon the second anniversary of the date of the grant, an additional 1/3 vesting upon the third anniversary of the date of the grant and the last 1/3 vesting upon the fourth anniversary of the date of the grant, subject to the terms and conditions of our Amended and Restated Stock Incentive Plan.

In the event that you are terminated without Cause prior to the fourth anniversary of your employment, any unvested portion of the Initial RSU Award only shall be accelerated and will become fully vested.  This acceleration will be subject to your execution of, and not revoking, an agreement  to release Ultra Clean from any claims you may have had against Ultra Clean and its affiliates.  “Cause” shall exist if (a) you are convicted of, or plead guilty or no contest to, a criminal offense; (b) you engage in any act of fraud or dishonesty; (c) you breach any agreement with Ultra Clean; (d) you commit any material violation of Ultra Clean policy; or (e) you fail, refuse or neglect to perform the services required of you in your position at the company.

Other Benefits.  As a regular employee working at least thirty hours per week, you will be eligible to participate in our group medical, dental, and vision plans starting the first of the month following your date of hire.  You are also eligible for coverage under our life, short and long term disability plans, also starting the first of the month following your date of hire.  You will be eligible to elect participation in our 401(k) Plan the first of the month following completion of ninety days of continuous employment. Additionally, you will be eligible to participate in our Employee Stock Purchase and Flexible Spending Account plans as per the terms and conditions of each of these plans.

Employment at Ultra Clean is “at will” meaning either you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.  Ultra Clean will employ you on an “at will” basis and apply to you the same policies and procedures applicable to all its employees.

Except for the Chief Executive Officer, no manager, supervisor, or other representative of Ultra Clean has the authority to agree on behalf of the Company to employ any employee for any specified period of time, or to employ any employee on other than an “at will” basis.  Any agreement to employ any employee for a specified period of time or on other than an “at will” basis is effective only if the agreement is signed by the Chief Executive Officer.

Enclosed is a copy of our Non-Disclosure and Confidentiality Agreement for your review and signature. Employees of the Company work with and/or develop information for the Company’s benefit that is considered confidential in nature.  As a result, the Company requires employees to agree not to use or disclose any such confidential information for the benefit of anyone or any entity other than the Company.  By signing this agreement, you agree to keep confidential any and all information about the Company.

Although we do not anticipate that any disputes will arise concerning your employment, the Company wishes to resolve any dispute that might arise in a fair and efficient manner.  With this in mind, the Company requires employees to resolve any disputes that may arise with the Company through binding arbitration.  Disputes subject to resolution through arbitration include, but are not limited to, those concerning employment with the Company, the termination of one’s employment with the Company, compensation or benefits, and the violation of any applicable laws.  Arbitration shall be conducted pursuant to the rules of Judicial Arbitration and Mediation Services (JAMS) and the arbitrator shall be selected from a list of neutral arbitrators provided by JAMS in accordance with its rules.

Arbitration shall be the exclusive means through which you or the Company may seek relief in connection with a dispute, except that either party may seek interim equitable relief from a court in connection with a dispute concerning unfair competition or the misappropriation of trade secrets.

This offer of employment is contingent upon your ability to present proof of your eligibility to work in the United States within three working days of your first day of work. This offer of employment is also contingent upon your successful completion of a pre-employment background screening and pre-employment drug test.

Please sign and date this offer of employment and return a copy to me no later than February 18, 2011 together with the signed original of the Confidentiality and Non-Disclosure Agreement.

Please feel free to contact me at 510-576-4664 with any questions you may have.  We look forward to having you join Ultra Clean!

Sincerely,

Linda Greco
Director, Human Resources
Ultra Clean Holdings, Inc.

Offer Acceptance:

Gino Addiego	Date